UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): January 27, 2017

NanoVibronix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36445	01-0801232
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 Executive Boulevard Elmsford, New York	10523
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 233-3004

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective January 27, 2017, NanoVibronix, Inc. (the “Company”) entered into amendments to its two-year warrants (the “Warrant Amendment”) to purchase an aggregate of 420,000 shares of common stock at an exercise price of $3.00 per share and warrants to purchase an aggregate of 420,000 shares of common stock at an exercise price of $6.00 per share, issued in January and February 2015, to extend the expiration date of the warrants for two additional years. Pursuant to the Warrant Amendment, warrants to purchase 266,667 shares of common stock at $3.00 per share and warrants to purchase 266,667 shares of common stock at $6.00 per share will expire on January 29, 2019, and the warrants to purchase 140,000 shares of common stock at $3.00 per share and warrants to purchase 140,000 shares of common stock at $6.00 per share will expire on February 10, 2019, and the warrants to purchase 13,333 shares of common stock at $3.00 per share and warrants to purchase 13,333 shares of common stock at $6.00 per share will expire on February 23, 2019. The exercise price and all other terms of the original warrants remain the same.

Holders of the warrants who entered into the Warrant Amendment with the Company include the following (i) a subsidiary of IDT Corporation, a greater than five percent stockholder of the Company, who holds warrants to purchase 266,667 shares of common stock at $3.00 per share and warrants to purchase 266,667 shares of common stock at $6.00 per share, and (ii) entities controlled by Mr. Packer and Mr. Packer, a greater than five percent stockholder of the Company, who holds warrants to purchase 66,666 shares of common stock at $3.00 per share and warrants to purchase 66,666 shares of common stock at $6.00 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NanoVibronix, Inc.

Date: February 2, 2017	By:	/s/ Stephen Brown
Name: Stephen Brown
Title: Chief Financial Officer